EXHIBIT 99.1

JoS. A. Bank Clothiers Reports First Quarter of Fiscal Year 2013 Results

HAMPSTEAD, Md., June 5, 2013 (GLOBE NEWSWIRE) -- JoS. A. Bank Clothiers, Inc. (Nasdaq:JOSB) announces that net income for the first quarter of fiscal year 2013 was $8.1 million as compared with net income of $14.8 million for the first quarter of fiscal year 2012. Diluted earnings for the first quarter of fiscal year 2013 were $0.29 per share as compared with diluted earnings of $0.53 per share for the first quarter of fiscal year 2012. The Company previously announced that earnings would be approximately $0.27 to $0.30 per diluted share.

Total sales for the first quarter of fiscal year 2013 decreased 2.6% to $196.1 million from $201.4 million in the first quarter of fiscal year 2012. Comparable store sales decreased 8.5% and Direct Marketing sales increased 12.6% in the first quarter of 2013 as compared with the first quarter of 2012. Combined comparable store and Internet sales for the first quarter of fiscal year 2013 decreased 6.4% when compared to the first quarter of fiscal year 2012.

The first quarter of fiscal year 2013 ended May 4, 2013; the first quarter of fiscal year 2012 ended April 28, 2012.

Commenting on the results for the quarter, R. Neal Black, President and CEO of JoS. A. Bank Clothiers, Inc. stated: "While we were able to control our expenses and improve our advertising efficiency in the quarter, our sales declined 2.6%, primarily in April. In addition, our gross profit margin was down primarily due to higher inventory sourcing costs and lower average selling prices due mostly to an increased percentage of sales of winter and other clearance products. Like many other retailers, we were also affected by the unseasonably cool weather which adversely impacted both our sales and gross profit margin. On the positive side, our Direct Marketing business, driven primarily by the Internet, continued to perform well, with double-digit sales growth. The Company continues to maintain a strong balance sheet and, despite the slow start to the new year, the first quarter of fiscal year 2013 was still profitable."

"The sales trend has continued into the second quarter of fiscal year 2013 as sales are down for the fiscal month of May. For the remainder of 2013, we will continue to focus on our goal of returning to previous levels of gross margin rates and advertising productivity. As such, we will continue to test, evaluate and refine our merchandising and advertising offerings to optimize the appeal to our customers. Additionally, starting this spring, we have introduced new and more focused casual assortments and additional slim-fit suit inventories responding to customer demand," continued Mr. Black.

A conference call to discuss the first quarter of fiscal year 2013 earnings will be held Thursday, June 6, 2013 at 11:00 a.m. Eastern Time (ET). To join in the call please dial (USA) 800-230-1074 or (International) 612-234-9960 at least five minutes before 11:00 a.m. ET. A replay of the conference call will be available after 1:00 p.m. ET on June 6, 2013 until June 13, 2013 at 11:59 p.m. ET by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 293220. In addition, a webcast replay of the conference call will be posted on the investor relations section of our website: www.josbank.com.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 606 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Our statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecasted due to a variety of factors outside of our control that can affect our operating results, liquidity, and financial condition. Such factors include risks associated with the economy, weather, public health and other factors affecting consumer spending (including negative changes to consumer confidence and other recessionary pressures), higher energy and security costs, the successful implementation of our growth strategy (including our ability to finance our expansion plans), the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials (such as wool and cotton), seasonality, merchandise trends and changing consumer preferences, the effectiveness of our marketing programs (including compliance with relevant legal requirements), the availability of suitable lease sites for new stores, doing business on an international basis, the ability to source product from our global supplier base, legal and regulatory matters and other competitive factors. The identified risk factors and other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including, but not limited to, those described under "Risk Factors" in our Annual Report on Form 10-K for the year ended February 2, 2013 and our Quarterly Report on Form 10-Q filed on the date hereof. These cautionary statements qualify all of the forward-looking statements we make herein. We cannot assure you that the results or developments anticipated by us will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for us or affect us, our business or our operations in the way we expect. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Interim period sales are not necessarily indicative of sales expected for the full quarter. Furthermore, sales are just one component of earnings and no projection of earnings should be inferred from any discussion of interim period sales or other information in this release. We do not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in our assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

CONTACT:
JoS. A. Bank Clothiers, Inc., Hampstead, Md.
David E. Ullman
EVP/CFO
410-239-5715

or Investor Relations Information Request Website http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq or Investor Relations Voicemail, 410-239-5900

E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	April 28, 2012	May 4, 2013

Net sales	$ 201,354	$196,055
Cost of goods sold	73,593	76,869
Gross profit	127,761	119,186
Operating expenses:
Sales and marketing, including occupancy costs	85,762	88,701
General and administrative	17,591	17,532
Total operating expenses	103,353	106,233
Operating income	24,408	12,953
Other income (expense):
Interest income	68	171
Interest expense	(12)	(5)
Total other income (expense)	56	166
Income before provision for income taxes	24,464	13,119
Provision for income taxes	9,632	5,031
Net income	$ 14,832	$ 8,088
Per share information:
Earnings per share:
Basic	$ 0.53	$ 0.29
Diluted	$ 0.53	$ 0.29
Weighted average shares outstanding:
Basic	27,831	27,965
Diluted	27,995	28,047

Note: The foregoing unaudited Consolidated Statements of Income are excerpts from our unaudited Consolidated Financial Statements for the three months ended April 28, 2012 and May 4, 2013 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2013, which was filed with the Securities and Exchange Commission on June 5, 2013.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	February 2, 2013	May 4, 2013
	(In thousands)
	(Audited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 71,288	$ 30,878
Short-term investments	305,833	289,852
Accounts receivable, net	10,644	21,073
Inventories:
Finished goods	317,635	348,570
Raw materials	12,867	11,796
Total inventories	330,502	360,366
Prepaid expenses and other current assets	23,922	27,257
Total current assets	742,189	729,426
NONCURRENT ASSETS:
Property, plant and equipment, net	152,360	151,806
Other noncurrent assets	298	215
Total assets	$ 894,847	$ 881,447
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 53,782	$ 41,333
Accrued expenses	104,639	97,528
Deferred tax liability — current	11,928	11,916
Total current liabilities	170,349	150,777
NONCURRENT LIABILITIES:
Deferred rent	45,531	43,811
Deferred tax liability — noncurrent	9,791	9,261
Other noncurrent liabilities	1,613	1,650
Total liabilities	227,284	205,499
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred Stock	—	—
Common stock	279	279
Additional paid-in capital	94,757	95,054
Retained earnings	572,718	580,806
Accumulated other comprehensive income (loss)	(191)	(191)
Total stockholders' equity	667,563	675,948
Total liabilities and stockholders' equity	$ 894,847	$ 881,447

Note: The foregoing audited and unaudited Consolidated Balance Sheets are excerpts from our Consolidated Financial Statements (as of February 2, 2013 and as of May 4, 2013) and do not include the Notes, which are an integral part thereof. The foregoing financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2013 and the Annual Report on Form 10-K for the fiscal year ended February 2, 2013, which were filed with the Securities and Exchange Commission on June 5, 2013 and April 3, 2013, respectively.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 28, 2012	May 4, 2013
	(In thousands)
Cash flows from operating activities:
Net income	$ 14,832	$ 8,088
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	6,820	7,493
Loss on disposals of property, plant and equipment	42	28
Non-cash equity compensation	599	510
Increase (decrease) in deferred taxes	(655)	(542)
Net (increase) in operating working capital and other components	(78,890)	(65,860)
Net cash (used in) operating activities	(57,252)	(50,283)
Cash flows from investing activities:
Capital expenditures	(5,937)	(5,895)
Proceeds from maturities of short-term investments	118,958	140,915
Payments to acquire short-term investments	(112,270)	(124,934)
Net cash provided by investing activities	751	10,086
Cash flows from financing activities:
Income tax benefit from equity compensation plans	14	(40)
Net proceeds from issuance of common stock	—	—
Tax payments related to equity compensation plans	(372)	(173)
Net cash (used in) financing activities	(358)	(213)
Net (decrease) in cash and cash equivalents	(56,859)	(40,410)
Cash and cash equivalents — beginning of period	87,230	71,288
Cash and cash equivalents — end of period	$ 30,371	$ 30,878

Note: The foregoing unaudited Consolidated Statements of Cash Flows are excerpts from our unaudited Consolidated Financial Statements for the three months ended April 28, 2012 and May 4, 2013 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 4, 2013, which was filed with the Securities and Exchange Commission on June 5, 2013.